Exhibit 99.1

TCP CAPITAL CORP. PRICES $125 MILLION OF 4.625%
CONVERTIBLE SENIOR NOTES DUE 2022

SANTA MONICA, Calif., August 30, 2016 — TCP Capital Corp. (NASDAQ: TCPC) (the “Company”) announced today the pricing of $125 million in aggregate principal amount of 4.625% convertible senior unsecured notes due 2022 (the “Notes”). The Company has also granted the initial purchasers of the Notes an option to purchase up to an additional $15 million in aggregate principal amount of the Notes to cover overallotments. The closing of the transaction is subject to customary closing conditions and the Notes are expected to be delivered and paid for on September 6, 2016.

The Notes bear interest at a rate of 4.625% per year, payable semiannually. In certain circumstances, the Notes will be convertible into shares of the Company’s common stock based on an initial conversion rate of 54.5019 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $18.35 per share of common stock, subject to customary anti-dilution adjustments. The conversion price is approximately 10% over the last reported sale price of the Company’s common stock on August 30, 2016, which was $16.68 per share.

The Notes will mature on March 1, 2022, unless previously converted in accordance with their terms. The Company will pay or deliver, subject to the terms of the documents governing the Notes, cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the Company’s election. The Notes will be general unsecured obligations of the Company, will rank equally in right of payment with the Company’s existing and future senior unsecured debt, and will rank senior in right of payment to any potential subordinated debt, should any be issued in the future.

The Company intends to use the net proceeds of this offering to repay indebtedness under its revolving credit facilities (which will increase the funds available under the revolving credit facilities to make additional investments in portfolio companies in accordance with its investment objective) and for other general corporate purposes. The Notes have no restrictions related to the type and security of assets in which the Company might invest.

The Notes and the shares of common stock underlying the Notes have not been registered under the Securities Act,  as amended (the “Securities Act”), or any applicable state securities laws.  The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.  Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About TCP Capital Corp.

TCP Capital Corp. (NASDAQ: TCPC) is a specialty finance company focused on performing credit lending to middle-market companies as well as small businesses. TCPC lends primarily to companies with established market positions, strong regional or national operations, differentiated products and services and sustainable competitive advantages, investing across industries where it has significant knowledge and expertise. TCPC’s investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. TCPC is a publicly-traded business development company, or BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, Tennenbaum Capital Partners, LLC, a leading alternative investment manager.

Forward-Looking Statements

Prospective investors considering an investment in TCP Capital Corp. should consider the investment objectives, risks and expenses of the Company carefully before investing. This information and other information about the Company are available in the Company’s filings with the Securities and Exchange Commission (“SEC”). Prospective investors should read these materials carefully before investing.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in general economic conditions or changes in the conditions of the industries in which the Company makes investments, risks associated with the availability and terms of financing, changes in interest rates, availability of transactions, and regulatory changes. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in the Company’s filings with the SEC. Forward-looking statements are made as of the date of this press release, and are subject to change without notice. The Company has no duty and does not undertake any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

Contact

TCP Capital Corp.
Jessica Ekeberg, 310-566-1094
investor.relations@tcpcapital.com